Exhibit 10.2

Certain portions of this exhibit have been redacted because the information is both (i) not material and (ii) the type that the registrant treats as private or confidential. Redacted information has been noted in this document with a placeholder identified by the mark “[*]”.

SUPPLEMENT

to the

Loan and Security Agreement

dated as of June 28, 2024

among

CYTOSORBENTS CORPORATION (“Parent”)

and

CYTOSORBENTS MEDICAL INC.

(“Medical”; and together with Parent,

jointly and severally, individually and collectively, “Borrower”)

AVENUE CAPITAL MANAGEMENT II, L.P.,

a Delaware limited partnership,

as administrative agent and collateral agent (in such capacity “Agent”)

and

AVENUE VENTURE OPPORTUNITIES FUND, L.P. II,

a Delaware limited partnership (“Avenue 2”), as a lender

and

AVENUE VENTURE OPPORTUNITIES FUND, L.P.,

a Delaware limited partnership (“Avenue”), as a lender

(together with Avenue 2, each a “Lender” and collectively, “Lenders”)

This is a Supplement identified in the document entitled Loan and Security Agreement, dated as of June 28, 2024 (as amended, restated, supplemented and modified from time to time, the “Loan and Security Agreement”), by and among Borrower, Lenders and Agent. All capitalized terms used in this Supplement and not otherwise defined in this Supplement have the meanings ascribed to them in Article 10 of the Loan and Security Agreement, which is incorporated in its entirety into this Supplement. In the event of any inconsistency between the provisions of the Loan and Security Agreement and this Supplement, this Supplement is controlling.

In addition to the provisions of the Loan and Security Agreement, the parties agree as follows:

Part 1 - Additional Definitions:

“Amortization Period” means the period commencing on the first day of the first full calendar month following the Interest-only Period and continuing until the Maturity Date.

“Commitment” means, subject to the terms and conditions set forth in the Loan and Security Agreement and this Supplement, Lenders’ commitment to make Growth Capital Loans to Borrower up to an aggregate original principal amount of Twenty Million Dollars ($20,000,000) (“Tranche 1”), with Four Million Five Hundred Thousand Dollars ($4,500,000) funded by Avenue and Ten Million Five Hundred Thousand Dollars ($10,500,000) funded by Avenue 2 on the Closing Date and up to Five Million Dollars ($5,000,000) to be funded between July 1, 2025 and December 31, 2025 subject to the conditions in Section 1(a)(i) of Part 2 (“Tranche 2”).

“Designated Rate” means, for each Growth Capital Loan, a variable rate of interest per annum equal to the greater of (A) the Prime Rate plus five percent (5.00%) and (B) thirteen and one half percent (13.50%). Changes to the Designated Rate based on changes to the Prime Rate shall be effective as of the next scheduled interest payment date immediately following such change.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to four and one-half percent (4.50%) of the original Commitment amount of Twenty Million Dollars ($20,000,000).

“Growth Capital Loan” means any Loan requested by Borrower and funded by a Lender under its Commitment for general corporate purposes of Borrower, including, without limitation, the repayment of certain Indebtedness of Borrower to Western Alliance Bank.

“Interest-only Milestone” means Borrower has (i) achieved the Tranche 2 Availability Milestone and (ii) achieved, for the trailing six (6) month period ending June 30, 2026, at least [*] in Product Revenue; all based upon written evidence thereof provided to, and in form and content reasonably acceptable to, and reviewed and approved by Agent in its reasonable discretion.

“Interest-only Period” means the period commencing on the Closing Date and continuing until the twenty four (24) month anniversary of the Closing Date; provided, however, that such period shall be extended for six (6) months if as of the last day of the Interest-only Period then in effect Borrower has achieved the Interest-only Milestone; provided, further, that the Interest-only Period shall not exceed thirty (30) months; provided, further, however, that no extension of the Interest-only Period shall be available if as of the last day of the Interest-only Period then in effect an Event of Default shall have occurred and be continuing.

“Loan” or “Loans” mean, as the context may require, individually a Growth Capital Loan, and collectively, the Growth Capital Loans.

“Loan Commencement Date” means, with respect to each Growth Capital Loan: (a) the first day of the first full calendar month following the Borrowing Date of such Loan if such Borrowing Date is not the first day of a month; or (b) the same day as the Borrowing Date if the Borrowing Date is the first day of a month.

“Maturity Date” means July 1, 2027; provided, however, “Maturity Date” shall mean January 1, 2028, if Borrower draws the full amount of Tranche 2 by December 31, 2025.

“Prepayment Fee” means, with respect to any prepayment of the Loans:

(i)          if the prepayment occurs during the period commencing on the Closing Date and ending on (and including) the one-year anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by three percent (3.00%);

(ii)         if the prepayment occurs during the period commencing on the day immediately following the one-year anniversary of the Closing Date and ending on (and including) the two-year anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by two percent (2.00%); and

(iii)        if the prepayment occurs at any time after the date immediately following the two-year anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by one percent (1.00%).

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Supplement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by Wells Fargo Bank as its prime rate in effect at its principal office in the State of California (such announced Prime Rate not being intended to be the lowest rate of interest charged by such institution in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Supplement.

“Product Revenue” means, for any month, Borrower’s total Revenue (excluding any Revenue derived from licensing agreements) from the sale of products for such month determined on a consolidated basis in accordance with GAAP.

“Restricted Account Milestone” means, on or before March 31, 2025, (i) the FDA has accepted Borrower’s application for review with respect to DrugSorb-ATR De Novo 510(k) and (ii) Borrower has received at least Three Million Dollars ($3,000,000) in net proceeds from the sale of its equity securities after the Closing Date.

“Revenue” means, as of any date of determination, Borrower’s revenue determined in accordance with GAAP.

“Termination Date” means the earlier of: (i) the date Lender may terminate making Growth Capital Loans or extending other credit pursuant to the rights of Lender under Article 7 of the Loan and Security Agreement; and (ii) December 31, 2025.

“Tranche 2 Availability Milestone” means Borrower shall have received clearance from the FDA to market its “DrugSorb-ATR System” (or similar name), all based upon written evidence thereof provided to, and in form and content reasonably acceptable to, and reviewed and approved by Agent in its reasonable discretion; provided, however, Tranche 2 shall not be made available if on the date of the occurrence of the Tranche 2 Availability Milestone an Event of Default has occurred and is continuing.

“Threshold Amount” means Two Hundred Fifty Thousand Dollars ($250,000).

“Warrant” is defined in Part 2, Section 3(a) hereof.

Part 2 - Additional Covenants and Conditions:

1.            Additional Condition(s) Precedent Regarding Growth Capital Loan Commitments. In addition to the satisfaction of all of the other applicable conditions precedent specified in Sections 4.1 and 4.2 of the Loan and Security Agreement and this Supplement, each Lender’s obligation to fund Tranche 2 of its Commitment of Growth Capital Loans is subject to receipt by Lender of evidence that the following conditions precedent have been satisfied, as determined by Lender in its sole discretion:

(i)          Borrower has achieved the Tranche 2 Availability Milestone; and

(ii)         no Event of Default shall have occurred and be continuing.

Subject to satisfaction of the conditions precedent specified in Sections 4.1 and Section 4.2 of the Loan and Security Agreement and this Supplement, each Lender agrees to make Growth Capital Loans to Borrower under Lender’s Commitment from time to time from and after the Closing Date up to and including the Termination Date in an aggregate, original principal amount up to, but not exceeding, then then-unfunded portion of such Lender’s Commitment.

(b)          Minimum Funding Amount; Maximum Number of Borrowing Requests; Restricted Account. Growth Capital Loans requested by Borrower to be made on a single Business Day shall be for a minimum aggregate, original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) and Borrower shall not submit a Borrowing Request more frequently than once per calendar month without Agent’s prior consent; provided, however, that Tranche 1 shall be funded on the Closing Date; and provided, further, however, that Lenders shall bifurcate Tranche 1 on the Closing Date to fund (i) Ten Million Dollars ($10,000,000) to the primary operating account identified in Section 6(a) hereof and (ii) Five Million Dollars ($5,000,000) to the Restricted Account identified in Section 6(b) hereof. Upon Borrower’s achievement of the Restricted Account Milestone, Agent shall release the funds in the Restricted Account in a dollar amount equal to the equity proceeds received by Borrower pursuant clause (ii) of the definition of “Restricted Account Milestone.” From and after June 30, 2025, Borrower shall be permitted to direct Agent to release amounts on deposit in the Restricted Account to be applied to the prepayment of the Growth Capital Loans or other Obligations (Borrower acknowledges that the applicable Prepayment Fee and Final Payment shall applied in accordance with the terms hereof with respect to any prepayment of the Growth Capital Loans). In addition, all amounts on deposit in the Restricted Account on account of interest accrued on such deposits shall be automatically transferred to the Primary Operating Account on a monthly basis, so long as after giving effect to such transfer of accrued interest, the balance in the Restricted Account is not less than the Five Million Dollars ($5,000,000) or such lesser amount as may be required to be held in the Restricted Account after giving effect to any release as a result of Borrower’s achievement of the Restricted Account Milestone.

(c)          Repayment of Growth Capital Loans. Principal of, and interest on, each Growth Capital Loan shall be payable as set forth in a Note evidencing such Growth Capital Loan (substantially in the form attached hereto as Exhibit “A”), which Note shall provide substantially as follows: principal shall be fully amortized over the Amortization Period in equal, monthly principal installments plus, in each case, unpaid interest thereon at the Designated Rate, commencing after the Interest-only Period of interest-only installments at the Designated Rate. In particular, on the Borrowing Date applicable to such Growth Capital Loan, Borrower shall pay to Agent (i) if the Borrowing Date is earlier than the Loan Commencement Date, interest only at the Designated Rate, in advance, on the outstanding principal balance of the Growth Capital Loan for the period from the Borrowing Date through the last day of the calendar month in which such Borrowing Date occurs (it being understood that this clause (i) shall not apply in the case the Borrowing Date is on the same date as the Loan Commencement Date), and (ii) the first (1st) interest-only installment at the Designated Rate, in advance, on the outstanding principal balance of the Note evidencing such Loan for the ensuing month. Commencing on the first day of the second full month after the Borrowing Date and continuing on the first day of each month during the Interest-only Period thereafter, Borrower shall pay to Agent interest only at the Designated Rate, in advance, on the outstanding principal balance of the Loan evidenced by such Note for the ensuing month. Commencing on the first day of the first full month after the end of the Interest-only Period, and continuing on the first day of each consecutive calendar month thereafter, Borrower shall pay to Agent equal consecutive monthly principal installments in advance in an amount sufficient to fully amortize the Loan evidenced by such Note over the Amortization Period, plus interest at the Designated Rate for such month. On the Maturity Date, all principal and accrued interest then remaining unpaid and the Final Payment shall be due and payable.

2.            Prepayment. The Growth Capital Loans may be prepaid as provided in this Section 2 only. Borrower may prepay outstanding Growth Capital Loans in whole or in part, at any time upon no less than five (5) Business Days’ prior written notice to the Lenders, by tendering to each Lender a cash payment in respect of such Loans in an amount determined by such Lender equal to the sum of: (i) the outstanding principal amount of such Loans being prepaid, which such amount shall be at least Five Million Dollars ($5,000,000), except that, after June 30, 2025, such prepayment may also be made from amounts on deposit in the Restricted Account as described in Section 1(b) of this Part 2 in an amount less than Five Million Dollars ($5,000,000); (ii) the accrued and unpaid interest on such Loans as of the date of prepayment; (iii) the Prepayment Fee applicable to the principal amount of Loan being prepaid; and (iv)(x) in the case of a prepayment in full, the Final Payment (less any amount of the Final Payment prepaid pursuant to Part 2, Section 2(iv)(y) below in connection with any partial prepayment of the Loans), and (y) in the case of any partial prepayment, a portion of the Final Payment in an amount equal to four and one-half of one percent (4.50%) of the principal amount of Loans being prepaid; provided that, if a Lender has not yet exercised its rights under Section 3(d) hereof, Borrower shall provide written notice of prepayment at least five (5) Business Days in advance of the proposed prepayment date and such Lender shall have the option, with respect to the Conversion Option, to exercise its rights pursuant to Section 3(d) hereof by delivering written notice to Borrower at least two (2) Business Days in advance of the proposed prepayment date.

3.            Issuance of Warrant and Right to Invest; Conversion Right.

(a)          Warrant. As additional consideration for the making of its Commitment, each Lender has earned and is entitled to receive immediately upon the execution of the Loan and Security Agreement and this Supplement, a warrant instrument issued by Parent (the “Warrant”).

(b)          Warrant General. The Warrant shall be in form and substance reasonably satisfactory to the applicable Lender.

(c)          Right to Invest. Lenders shall have the right, in their respective discretion, but not the obligation, to invest an aggregate amount of up to One Million Dollars ($1,000,000) in equity securities of Parent on the same terms, conditions, and pricing offered by Parent to any investor existing at such time, in connection with any offering of Parent’s equity securities after the Closing Date; provided, however, (A) Parent shall deliver written notice to Agent of any transaction involving Parent’s equity securities at least ten (10) Business Days prior to the closing of such transaction; and (B) the terms shall exclude a board or observer seat on the Borrower’s Board of Directors, which may be offered to other investors at Borrower’s discretion, and any other terms that are not offered generally to all investors participating in such financing.

(i)          Conversion Right. Lenders shall have the right, in their respective discretion, but not the obligation, at any time and from time to time, while the Loan is outstanding, to convert an aggregate amount of up to Two Million Dollars ($2,000,000) of the principal amount of the outstanding Growth Capital Loans (the “Conversion Option”) into Parent’s common stock (the “Common Stock”) at a price per share equal to one hundred twenty percent (120.00%) of the Closing Price set forth (and as defined) in the Warrant (the “Conversion Price;” the exercise of such Conversion Option, a “Conversion”). The Conversion Option will be exercised by such Lender delivering a written, signed conversion notice to the Borrower in accordance with this Section 3(d) which will include (i) the date of which the conversion notice is given, (ii) a statement to the effect that the Lender is exercising the Conversion Option, (iii) the amount in respect of which the Conversion Option is being exercised and the number of shares issued and (iv) a date on which the allotment and issuance of the shares is to take place. For the avoidance of doubt, the shares of Common Stock issued pursuant to the Conversion shall be unrestricted and freely tradable (i) while a registration statement covering the resale of such shares is effective under the Securities Act or (ii) if such shares become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to SEC Rule 144.

4.            Commitment Fee. Borrower shall pay to each Lender, pro-rata in accordance with each Lender’s respective Commitment, a commitment fee in the amount of one percent (1.00%) of the total Commitment of such Lender, due and payable on the Closing Date, of which Once Hundred Thousand Dollars ($100,000) has been paid by Borrower to Avenue as an advance deposit prior to the date hereof. As an additional condition precedent under Section 4.1 of the Loan and Security Agreement, each Lender shall have completed to its satisfaction its due diligence review of Borrower’s business and financial condition and prospects, and such Lender’s pro rata share of the Commitment shall have been approved. If this condition is not satisfied, the One Hundred Thousand Dollar ($100,000) advance deposit previously paid by Borrower to Avenue shall be refunded. Except as set forth in this Section 4, the Commitment Fee is not refundable.

5.            Documentation Fee Payment. On the Closing Date, Borrower shall reimburse each Lender and Agent pursuant to Section 9.8(a) of the Loan and Security Agreement for (i) its reasonable attorneys’ fees, costs and expenses incurred in connection with the preparation and negotiation of the Loan Documents and (ii) such Lender’s and Agent’s costs and filing fees related to perfection of its Liens in the Collateral in any jurisdiction in which the same is located, recording a copy of the Intellectual Property Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and confirming the priority of such Liens.

6.            Account Information

(a)	Borrower’s Primary Operating Account and Wire Transfer Instructions:

[*]

(b)	Restricted Account Wire Transfer Instructions:

[*]

7.            Debits to Account for ACH Transfers. For purposes of Sections 2.2 and 5.10 of the Loan and Security Agreement, the Primary Operating Account shall be the bank account set forth in Section 6 above, unless and until such account is changed in accordance with Section 5.10 of the Loan and Security Agreement. Borrower hereby agrees that the Growth Capital Loans will be advanced to the account specified above and regularly scheduled payments of principal, interest and fees due to each Lender will be automatically debited by each Lender from the same account. Borrower hereby confirms that the bank at which the Primary Operating Account is maintained uses that same ABA Number for incoming wires transfers to the Primary Operating Account and outgoing ACH transfers from the Primary Operating Account.

Part 3 - Additional Representations:

Borrower represents and warrants that as of the Closing Date and, subject to any written updates of the information set forth below by Borrower to each Lender and Agent, each Borrowing Date:

a)	Parent’s chief executive office is located at: 305 College Road East, Princeton, NJ 08540

b)	Its Equipment is located at: 305 College Road East, Princeton, NJ 08540

c)	Its Inventory is located at: 305 College Road East, Princeton, NJ 08540

d)	Its Records are located at: 305 College Road East, Princeton, NJ 08540

e)	In addition to Parent’s chief executive office, Borrower maintains offices or operates its business at the following locations: None.

f)	Other than its full corporate name, Borrower has conducted business using the following trade names or fictitious business names: None.

g)	Its state corporation identification numbers are: CytoSorbents Corporation (5629349); CytoSorbents Medical, Inc. (4109060)

h)	Its U.S. federal tax identification numbers are: CytoSorbents Corporation (98-0373793); CytoSorbents Medical, Inc. (20-4496406)

i)	Other than Borrower’s Primary Operating Account identified in Section 6(a) and the Restricted Account identified in Section 6(b) above, Borrower maintains the following Deposit Accounts and investment accounts:

[*]

Part 4 - Additional Loan Documents:

Form of Promissory Note	Exhibit “A”
Form of Borrowing Request	Exhibit “B”
Form of Compliance Certificate	Exhibit “C”

[Remainder of this page intentionally left blank; signature page follows]

[Signature page to Supplement to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties have executed this Supplement as of the date first above written.

BORROWER:

CYTOSORBENTS CORPORATION

	By:	/s/ Phillip P. Chan
	Name:	Phillip P. Chan, MD, Ph.D.
	Title:	Chief Executive Officer

CYTOSORBENTS MEDICAL INC.

	By:	/s/ Phillip P. Chan
	Name:	Phillip P. Chan, MD, Ph.D.
	Title:	Chief Executive Officer

Address for Notices:	305 College Road East
Princeton, NJ 08540
Attn: Chief Executive Officer

AGENT:

AVENUE CAPITAL MANAGEMENT II, L.P.

	By:	Avenue Capital Management II GenPar, LLC
	Its:	General Partner

	By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Member

Address for Notices:	11 West 42nd Street, 9th Floor
New York, New York 10036
Attn: Todd Greenbarg, Senior Managing Director

LENDERS:

AVENUE VENTURE OPPORTUNITIES FUND, L.P.

	By:	Avenue Venture Opportunities Partners, LLC
	Its:	General Partner

	By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Authorized Signatory

Address for Notices:	11 West 42nd Street, 9th Floor
New York, New York 10036
Attn: Todd Greenbarg, Senior Managing Director

AVENUE VENTURE OPPORTUNITIES FUND II, L.P.

	By:	Avenue Venture Opportunities Partners II, LLC
	Its:	General Partner

	By:	/s/ Sonia Gardner
	Name:	Sonia Gardner
	Title:	Authorized Signatory

Address for Notices:	11 West 42nd Street, 9th Floor
New York, New York 10036
Attn: Todd Greenbarg, Senior Managing Director